Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com
FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
December 18, 2007	Hamburg	Paris
Santarus, Inc.	Hong Kong	San Diego
10590 West Ocean Air Drive, Suite 200	London	San Francisco
San Diego, California 92130	Los Angeles	Shanghai
	Madrid	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	Munich	Washington, D.C.

File No. 037869-0009

Re: Registration Statement on Form S-8

Ladies and Gentlemen:
     We have acted as special counsel to Santarus, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) 2,500,000 shares (the “2004 Plan Shares”) of Common Stock, par value $0.0001 per share, issuable pursuant to the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended (the “2004 Plan”), (ii) 500,000 shares (the “ESPP Shares” and, together with the 2004 Plan Shares, the “Shares”) of Common Stock, par value $0.0001 per share, issuable pursuant to the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”), and (iii) the associated preferred stock rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of November 12, 2004 between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), as amended by the First Amendment to Rights Agreement dated as of April 19, 2006 between the Company and the Rights Agent, pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2007, as amended from time to time (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary corporate action of the Company and, upon the issuance, delivery and payment for the Shares and associated Rights in accordance with the terms set forth in the 2004 Plan, the ESPP and the Rights Agreement, as applicable, the Shares will be validly issued, fully paid and nonassessable.

December 18, 2007

     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP